Exhibit 4.19


                              DATED 31 March 2006


                                    BETWEEN

                          CHINA PETROLEUM CORPORATION


                                      AND

                    CHINA PETROLEUM & CHEMICAL CORPORATION


                      ----------------------------------
                            SUPPLEMENTAL AGREEMENT

                                      ON

                          RELATED PARTY TRANSACTIONS
                      ----------------------------------


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                          SUPPLEMENTARY AGREEMENT ON

                            CONNECTED TRANSACTIONS


THIS AGREEMENT is made the 31th day of March 2006 in Beijing:

BETWEEN

China Petrochemical Group (hereinafter referred to as "Party A"), a state-owned enterprise established and legally subsisting under the laws of the People's Republic of China (the "PRC"), fully representing its related subsidiaries and associates; and

China Petroleum & Chemical Corporation (hereinafter referred to as "Party B"), a corporation established and legally subsisting under the laws of the PRC, fully representing its related subsidiaries and associates.

Party A and Party B are collectively referred to herein as the "Parties" and individually as a "Party".


WHEREAS:

K. Party A is the controlling shareholder of Party B and the parties had entered into the Mutural Supply Agreement, the Land Use Rights Leasing Agreement, the Community Services Agreement, the Properties Leasing Agreement, the Intellectural Property License Agreement and the Products Sales Agency Agreement on 3 June 2000.

L. When Party B acquired the assets of Sinopec Star Petroleum Co., Ltd. and the assets in relation to chemical, katalyst and gas stations respectively in 2001 and 2004, the parties had entered into several agreements for making adjustments to the aforementioned agreements

M. On 22 August 2003, the Parties had entered into the Land Use Rights Leasing (Additional) Agreement on the lease of land with an area of approximately 50 million square meters, in which the annual rental was set at RMB 273,471,703. The Parties subsequently raised the rental to RMB 300,818,873 in the memorandom signed into on 28 October of the same year.

N. The Hong Kong Stock Exchange had made certain amendments to the Listing Rules in 2004. In view of such amendements, the Parties propose to make supplements to the aforementioned agreements pursuant to the provisions contained in this Agreement.

The Parties hereby agree as follows on the aforementioned agreements:

1.   DEFINITIONS

Unless otherwise interpreted in the context, for the purposes of this Agreement (including the Recitals), the following words have the meanings as follows:

     "Listing Rules" means the Rules Governing the Listing of Securities on the Stock Exchange;

     "Stock Exchange" means The Stock Exchange of Hong Kong Limited;


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     "Intellectural Property License Agreement" means the Trademark Use
     License Agreement, Computer Software Use License Agreement and Patents Know-how License Agreement dated 3 June 2000 (as amended subsequently by the Parties);

     "Land Use Rights Leasing Agreement" means the Land Use Rights Leasing Agreement dated 3 June 2000 (as amended subsequently by the Parties);

     "Land Use Rights Leasing (Additional) Agreement" means the Land Use Rights Leasing Agreement entered into by the Parties on 22 August 2003;

     "Mutual Supply Agreement" means the Mutural Supply Agreement dated 3 June 2000 (as amended subsequently by the Parties) for the services in relation to the products, production and engineering construction;

     "Products Sales Agency Agreement" means the Products Sales Agency Agreement dated 3 June 2000 (as amended subsequently by the Parties);

     "Community Services Agreement" means the Culture and Hygiene and Community Services Agreement dated 3 June 2000 (as amended subsequently by the Parties);

     "Properties Leasing Agreement" means the Properties Leasing Agreement dated 3 June 2000 (as amended subsequently by the Parties).

2.   CONDITIONS AND THE EFFECTIVE DATE

2.1 Subject to Clause 2.2, this Agreement will come into effect after it has been duly signed and sealed by the reperesentatives of the Parties.

2.2 Clause 4 (Supplementation to the Community Services Agreement) and Clause 5 (Supplementation to the Mutural Supply Agreement) of this Agreement shall come into effect subject to the approvals from the independent shareholders of Party B for the transactions under the Community Services Agreement and the Mutural Supply Agreement pursuant to the Listing Rules. In addition, if the conditions in relation to the obtaining of the shareholders' approval are not satisfied on or before 31 December 2006, Clause 4 and Clause 5 shall lapse automatically as at such date and as a result, the obligations of the Parties under Clause 4 and Clause 5 will be termindated without prejudice to the liabilities arising from breach of the Agreement of either party prior to such termination.

3.   PRODUCTS SALES AGENCY AGREEMENT

     The Parties agree to forthwith terminate the Products Sales Agency Agreement. Other than any prior breaches, the Parties agree that the Parties shall cease to be liable to the other party under the Products Sales Agency Agreement.


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4.   SUPPLEMANTATION TO COMMUNITY SERVICES AGREEMENT

         The Parties agree that as of 1 January 2007, the effective date under Clause 6.4 of the Community Services Agreement shall be extended to 31 December 2009.

5.   SUPPLEMANTATION TO MUTURAL SUPPLY AGREEMENT

5.1  The Parties agree that the following wordings shall be added to Clause
     1.2.1 of the Mutural Supply Agreement under which Party A provides products and services to Party B: "purchase crude oil and natrual gas through Party A, including purchase crude oil and natrual gas from overseas".

5.2 The Parties agree that as of 1 January 2007, the effective date under Clause 6.4 of the Mutural Supply Agreement shall be extended to 31 December 2009.

6.   SUPPLEMANTATION TO LAND USE RIGHTS LEASING AGREEMENT

     The Parties agree that the parcel of land with an area of approximately 51,711,355.46 square meters, which was leased to Party A by Party B under the Land Use Rights Lease (Additional) Agreement will be incorporated into the scope of lease under the Land Use Rights Lease Agreement. The Parties agree that, for the purpose of the aforementioned land lease, the commencing date of lease shall be 1 January 2003 and the related rental (excluding the rental under the Land Use Rights Leasing Agreement) shall be RMB 300,818,873. The Parties agree that all of the related provisions under the Land Use Rights Leasing Agreement (including the power of Party A to make adjustments to the rental and the lease period) will be applicable to such lease.

7.   REPRESENTATIONS AND WARRANTIES OF THE PARTIES

7.1  Party A represents and warrants to Party B that:

     7.1.1 Party A is a company legally established and currently holding an effective business license;

     7.1.2 Party A has conducted its business in compliance with the relevant laws and it has not conducted its business beyond the business scope as stipulated by the relevant laws;

     7.1.3 Party A has obtained all necessary govenmental approvals and the required internal authorisations for the execution of this Agreement. The person executing this Agreement is the authorised representative of Party A. This Agreement will be binding on Party A upon its execution; and

     7.1.4 The execution of this Agreement by Party A or the performance of the obligations under this Agreement by Party A is not in breach of its Articles of Association or any other agreements it entered into.

7.2  Party B represents and warrants to Party A that:

     7.2.1 Party B is a company legally established and currently holding an effective business license;


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     7.2.2 Party B has conducted its business in compliance with the relevant laws and it has not conducted its business beyond the business scope as stipulated by the relevant laws;

     7.2.3 Party B has obtained the required internal authorisations for the execution of this Agreement other than the approvals from the independent shareholders as mentioned above in this Agreement. The person executing this Agreement is the authorised representative of Party B. This Agreement will be binding on Party B upon its execution; and

     7.1.4 The execution of this Agreement by Party B or the performance of the obligations under this Agreement by Party B is not in breach of its Articles of Association or any other agreements it entered into.

8.   APPLICABLE LAW AND DISPUTE RESOLUTION

8.1 This Agreement shall be governed by and construed in accordance with the laws of the PRC.

8.2 Any disputes arising from or in connection with this Agreement shall be resolved through amicable negotiations of the Parties. Failing such negotiation, either party to this Agreement shall have the right to submit any dispute to the Beijing Arbitration Commission ("BAC") for arbitration according to the arbitration rules of the BAC then in effect when the application is submmitted. The arbitration award will be final and binding upon the Parties.


IN WITNESS WHEREOF, this Agreement has been duly executed by the properly appointed representative of the Parties on the day and year first written above.


For and on behalf of :
China Petrochemical Corporation


By: /s/ Chen Tonghai
   --------------------------------------------------

Name: Chen Tonghai
     ------------------------------------------------

Title: President
      -----------------------------------------------


For and on behalf of:

China  Petroleum & Chemical Corporation


By: /s/ Wang Tianpu
   --------------------------------------------------

Name: Wang Tianpu
     ------------------------------------------------

Title: President
      -----------------------------------------------

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